EXHIBIT 99.2

LETTER TO CSS INDUSTRIES, INC.

Ribs Capital, LLC

18 Rockledge Road

Rye, New York 10580

January 16, 2020

VIA ELECTRONIC MAIL AND OVERNIGHT DELIVERY

CSS Industries, Inc.

Attention: William G. Kiesling

450 Plymouth Road, Suite 300

Plymouth Meeting, Pennsylvania 19462

RE:  Demand for Inspection of Books and Records Pursuant to 8 Del. C. § 220

Dear Mr. Kiesling,

Ribs Capital, LLC (“Ribs”) is the direct beneficial owner of 857,114 shares (the “Shares”) of common stock, $0.01 par value (the “Common Stock”), of CSS Industries, Inc. (the “Company”) Attached as Exhibit A to this Demand is documentary evidence of Ribs’ beneficial ownership of such shares as of December 31, 2019, and such documentary evidence is a true and correct copy of what it purports to be. Ribs continues to own the shares reflected in Exhibit A.

As the record holder of the Shares, Ribs hereby demands, pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”), to inspect the following books, records and documents of the Company (the “Documents”) and to make and/or receive copies of or extracts from such Documents:

(a)	A CD-ROM or other electronic medium containing the complete record or list of the holders of the Common Stock (in Excel version), certified by the Company’s transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such holder as of the date of this letter (the “Books and Records Date”);

(b)	A CD-ROM or other electronic medium containing a stop list or lists relating to shares of Common Stock of the Company and any additions or deletions to such stop list or lists;

(c)	All information in the Company’s, its transfer agent’s, or its proxy solicitor’s or any of their agents’ possession, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the Common Stock as of the Books and Records Date and as of the close of business of each Friday thereafter until the conclusion of any special meeting that may be held as a result of Ribs’s solicitation of proxies to hold a special meeting;

(d)	All information in or which comes into the Company’s or its proxy solicitor’s or any of their agents’ possession or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees relating to the names of the non-objecting beneficial owners of the Common Stock (“NOBO List”) in the format of a CD-ROM or other electronic medium showing the name, address and number of shares registered in the name of each such owner(such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended, from Broadridge Financial Solutions, Inc., INVeSHARE, Inc., Mediant Communications LLC, other such entities and custodian banks and the Company’s proxy solicitator);

(e)	All “respondent bank” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Exchange Act;

(f)	A CD-ROM or other electronic medium containing a list of stockholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Common Stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing (i) the name and address of each such participant, (ii) the number of shares of Common Stock attributable to each such participant in any such plan, and (iii) the method by which Ribs or its agents may communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan, and a detailed explanation of the voting treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either they do not receive instructions or shares which are outstanding in the plan but are unallocated to any participant;

(g)	A CD-ROM or other electronic medium containing a list of all holders of the Common Stock and respondent banks (and their email addresses) who have elected to receive electronic copies of proxy materials with respect to meetings of stockholders of the Company pursuant to Rule 14a-16(j)(2) of the Exchange Act;

(h)	With respect to any information provided above in a CD-ROM or other electronic medium, such computer processing data as is necessary for Ribs to make use of such CD-ROM or other electronic medium and a hard copy printout of such CD-ROM or other electronic medium for verification purposes; and

(i)	Daily transfer sheets of the Company after the Books and Records Date.

Ribs hereby demands that modifications, additions or deletions to any and all information referred above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

The purpose of this Demand is to enable Ribs, on behalf of itself and its affiliates, to communicate with the Company’s stockholders on matters relating to their mutual interest as stockholders and to solicit proxies to request and call a special meeting of the stockholders, all in accordance with the procedures set forth in the Bylaws of the Company and the DGCL.

Ribs hereby designates and authorizes Holland & Knight LLP and its partners, associates, employees and any other persons designated by them or Ribs, acting singly or in any combination, to conduct the inspection and copying requested in this Demand. Pursuant to Section 220 of the DGCL, you are required to respond to this Demand and make available the requested materials within five business days of the date of this Demand. Accordingly, Ribs requests that that the information identified above be made available to the designated parties by January 24, 2020 and requests that the Company coordinate with Holland & Knight LLP as promptly as practicable within the requisite timeframe to make the requested Documents available during normal business hours.

If the Company believes that this Demand is incomplete or otherwise deficient in any respect, please notify Ribs immediately by email to andrew.d.siegel@gmail.com, with a copy to Brian Miner (brian.miner@hklaw.com), setting forth the facts or law that the Company believes support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Ribs will assume that the Company agrees that this Demand complies in all respects with the requirements of the DGCL.

Ribs reserves the right to withdraw or modify this Demand at any time.

Very Truly Yours,

Ribs Capital, LLC
By: Purple Stream LLC, as Managing Member

/s/ Andrew D. Siegel
Name: Andrew D. Siegel
Title: Manager

Exhibit A

Evidence of Beneficial Ownership

The original letter included copies of account statements as of December 31, 2019 from UBS and Citibank brokerage accounts reflecting the share purchases previously disclosed by the Reporting Persons in Exhibits A to the Original 13D, Amendment No. 1, and Amendment No. 2.

State of New York	)
)
County of Westchester	)

Andrew D. Siegel, being sworn, states under oath:

I have executed the forgoing Demand, and the information and facts stated therein regarding Ribs Capital, LLC’s ownership of common stock in CSS Industries, Inc. and the purpose of the demand for inspection are true and correct. Such inspection is reasonably related to Ribs Capital, LLC’s interest as a stockholder of CSS Industries, Inc. and is not desired for a purpose which is in the interest of a business or object other than the business of CSS Industries, Inc.

/s/ Andrew D. Siegel
Name: Andrew D. Siegel

Subscribed and sworn before me

This 16th day of January, 2020.

/s/ Carol Weidenthal

Notary Public

My commission expires: March 2, 2023